UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 30,2014
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 30, 2014, TOR Minerals International (the "Company"), announced its financial results for the first quarter ended March 31, 2014. Highlights for the first quarter of 2014 as compared to the first quarter of 2013 include:

  1Q14 revenue increased 15% to $13.1 million
  1Q14 net income of $707,000 versus 1Q13 net loss of ($75,000)
  1Q14 diluted earnings per share of $0.21 versus 1Q13 loss per share of ($0.03)
Revenue by Product Group (in 000's)	1Q14	1Q13	% Change
Specialty Aluminas	$5,259	$4,734	11%
Barium Sulfate and Other Products	2,461	2,074	19%
TiO2 Pigments	5,412	4,619	17%
Total	$13,132	$11,427	15%

Net sales increased 15 percent during the first quarter of 2014, as all three product groups recorded double-digit year over year growth. Specialty alumina sales, which include ALUPREM®, HALTEX® and OPTILOAD®, increased 11 percent over the prior year quarter, primarily due to an increase in volume and product mix. Barium Sulfate and other product sales increased 19 percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States and BARYPREM customers in Europe. Sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, increased 17 percent versus the prior year quarter, primarily due to an order for SR in the first quarter of 2014, as compared to SR orders in the previous year's quarter.  Pricing for TIOPREM and HITOX products were lower year over year.

During the first quarter of 2014, gross margin increased to 16.4 percent versus 13.1 percent during the same period a year ago.  This quarter's results reflect the benefit associated with the utilization of running the SR facility in Malaysia. Last year, the SR plant was shutdown for the entire first quarter to perform significant construction and maintenance work that negatively impacted gross margin. Increased utilization this year more than offset the adverse effect of lower average selling prices and higher overall inventory costs that we experienced in the first quarter of 2014. Operating expenses decreased 20 percent to $1.2 million, primarily related to a decrease in staffing levels and research and development expenses.  First quarter net income was $707,000, or $0.21 per diluted share, as compared to a net loss of $75,000, or ($0.03) per share, during the same period a year ago.

Commenting on the quarter, Dr. Olaf Karasch, Chief Executive Officer, said, "We reported sales growth of 15 percent and returned to profitability during the first quarter. We believe our performance reflects our efforts to improve operating efficiency at the plant level, including adjusting staffing levels and plant schedules. Our TiO2 segment continues to be pressured by ongoing industry-wide pricing pressures and higher inventory costs related to the purchase of higher-priced raw materials. We anticipate the SR plant in Malaysia being idle during the second quarter given current market conditions. This shutdown will adversely affect our profitability for the quarter."

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"We remain optimistic about the outlook for our specialty alumina business, and continue to expect double-digit revenue and profitability growth for the remainder of 2014 for this part of our business. Our TiO2 business will continue to be negatively affected by softer demand trends, high raw material costs and high inventory levels across the industry," said Dr. Karasch. "Our strategic focus will remain on growing our specialty alumina business and improving efficiency and cost containment across all segments of the business. We believe this strategy should allow us to generate positive cash flow and produce breakeven or better profitability results during the ongoing downturn in the TiO2 cycle."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on April 30, 2014, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13580512.

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc. is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated April 30, 2014, announcing the Company's first quarter 2014 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: May 1, 2014	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 30, 2014, announcing the Company's first quarter 2014 financial results
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